Exhibit 1-A

CONTRACT OF OPERATION & MAINTENANCE SERVICES

For this particular instrument and in the best form of law,

I. ENERGEA ITAGUAI GERAÇÃO I LTDA., limited liability company, registered in the National Registry of Legal Entities of the Ministry of Economy (“CNPJ”) under no. 34.005.522/0001-06, registered at Avenida Graça Aranha 81, 814, in the city of Rio de Janeiro, State of Rio de Janeiro, 20.030-002, in this act represented in the form of its social contract, by its representatives undersigned legal proceedings (hereinafter referred to as “Contractor”); And

II. NOVA GERAÇÃO COMESTÍVEIS LTDA, a legal entity of private law legally incorporated and registered in the National Registry of Legal Entities (CNPJ) under no. 13,594,751/0001-25, with its head office at Av. Olegário Maciel, no. 554, loja A, Barra da Tijuca, Cidade e Estado do Rio de Janeiro, CEP 22.621-200; in this act represented in the form of its social contract (hereinafter referred to as “Contracting Party”); And

III. GERA ENERGIA BRASIL S.A., legal entity of private law legally constituted and registered in the National Registry of Legal Entities (CNPJ) under no. 26.547.341/0001-75, with headquarters at Rua Voluntários da Pátria 190, room 925, ZIP Code: 22270-001, Rio de Janeiro - RJ, in this act duly represented in the form of its Bylaws by its undersigned representative, (hereinafter referred as “INTERVENING PARTY” in isolation”).

henceforth simply designated, together, as “Parties” and individually as “Party”.

WHEREAS:

(i) The Contracting Party has leased a Photovoltaic Generating Plant (“CGF”) in order to generate and compensate for its electricity consumption;

(ii) The Contracting Party and The Intervening Party also concluded on this date the Contract for the Provision of Energy Management Services (the “Management Agreement” and, together with this Agreement and the Lease, hereinafter referred to as “Project Contracts” or simply “Contracts”);

(iii) The Contractor or its Affiliates have expertise in providing the operating services and maintenance of CGFs;

(iv) The Contracting Party wishes to contract the Contractor for the provision of the Services, as defined; and

(v) The purpose of this Agreement is the generation of electricity for consumption by the Consumers of the Contracting Party and the compensation of excess energy with local electricity distributors (“Distributor”), in accordance with applicable regulations;

THE PARTIES RESOLVE to enter into this OPERATION AND MAINTENANCE SERVICES AGREEMENT (hereinafter referred to as “Contract”) which will be governed by the following terms and conditions.

Attachments

The Attachments contained in this Agreement are as follows:

●	Annex 1 - O&M Services
●	Annex 2 - List of Consumer Units

Operation and Maintenance Services Contract

1. SETTINGS

1.1 For the purposes of this Agreement, the terms or expressions with the initial capital letter, whether in the singular or in the plural, will have the meaning assigned to them below:

“Affiliate” means, with respect to either Party, another company directly or indirectly by controlled or under its common control.

“Control” (in including the terms “ controlled “and” common control”) has the meaning provided for in article 116 of Law 6.404/76 (Brazilian Corporate Law).

“Annual Report” has its meaning provided for in ClauseA1.2 (xvi) of Annex 1 to this Contract.

“Anti-Corruption Rules” are Brazilian anti-corruption laws (specifically Law No. 12,846, of 1st August 2013) or any other applicable to the subject matter of this Agreement, in particular the FCPA.

“Arbitration “has its meaning assigned in Clause 15.2 below.

“Contracting Party” has its meaning provided for in the preamble to this Agreement.

“Confidential Information” are all the private and confidential information of a Party, including, without limitation, business secrets, technical information, business information, sales information, list and identification of customers, products and services, license and sub-license agreements, inventions, developments , discoveries, know-how, methods, techniques, formulas, information, processes, and other private ideas, whether or not subject to patent protection, trademarks, copyrights or other legal principle that the other Party has had access to or has received through information from that it is confidential information, but does not include information that (i) is or becomes public without a breach of this Agreement by the receiving Party; (ii) it was already known to the receiving Party at the time it was made available to the receiving Party by this Agreement; (iii) was independently discovered by the employees of the receiving Party without assistance, use or application of Confidential Information received by the disclosing Party; or (iv) was received from third parties who have no obligation of secrecy with the disclosing Party.

“Contractor” has its meaning provided for in the preamble to this Agreement.

“Data Acquisition System “ is an information system that collects, stores and distributes Information.

“Dispute” has its meaning provided for in Clause 15.1 below.

“Distributor” means the concessionaire of the electric power distribution system, authorized by ANEEL, competent about the location where CGF and the Tenant’s Consumer Units are located, with whom the Contracting Party may negotiate an Energy Compensation Plan.

“Subscription Date “means the date on which this Agreement is entered into.

“FCPA” means the anti-corruption law of the United States of America, the Corrupt Foreign Practices Act, - Act, 15 U.S.C. §§ 78dd-1 et seq.

“FIESP” means the Chamber of Conciliation, Mediation and Arbitration CIESP /FIESP.

Operation and Maintenance Services Contract

“Start Date of Operation” means the date on which the Contractor is notified by the Owner stating that the CGF is tested, commissioned, connected to the network and is capable of generating energy credits ren 482, as designed.

“ Initial Term” means the term of 15 (fifteen) years, counted from the Start Date of the Operation, or until the end of the energy credits generated and not cleared, occurring last, as well as their remuneration until the use of the last credit associated with The Tenant in the Energy Compensation System Distributor’s Electrical.

“Invoice Date “has its meaning as set out in Clause4.3 below.

“Monthly Report” has its meaning provided for in ClauseA1.2 (xv) of Annex 1 to this Contract.

“Annual Report” has its meaning provided for Clause A1.2 (xv) of Annex 1 to this Contract.

“O&M Services” has its meaning as set out in Annex 1 below.

“Owner” means the owner or owner of the CGF and the Area where it will be deployed.

“Party” or “Parties” has its meaning provided for in the preamble to this Agreement.

“Performance Values “means together the Performance Bonus and the Performance Guarantee Performance.

“CGF” has its meaning provided for in the preamble to this Agreement.

“Monthly Amount” has its meaning defined in Section4.1 below.

“Local “ means the place where the CGF will be installed, more specifically in the Property ITAGUAÍ I, located in the City of Itaguaí, State of Rio de Janeiro, subject to registration no.: 14,285, maintained next to the Notary of the 2nd Office of Justice of Itaguaí of the District of Itaguaí, Book No.: 02-AV.

“Subcontractors” means qualified third parties that the Contractor may use in the execution of any part of the Services.

“Term” has its meaning defined in Clause 3.1 below.

“Extension Term “has its meaning as defined in Clause 3.2 below.

“Income” has its meaning provided for in Clause A1.2 (xvi) of Annex 1 to this Agreement.

1.2 Rules of Interpretation. This Agreement shall be governed by and construed in accordance with the following Principles:

(i) The headings and titles of this Agreement are for reference only and will not limit or affect the meaning of the clauses, paragraphs or items to which it is applied;

(ii) The terms “inclusive”, “including” and other similar terms shall be interpreted as accompanied by the phrase “merely as an example”;

(iii) References to any document or other instruments include all its amendments, substitutions and consolidations and their supplements, unless expressly provided in a manner different;

Operation and Maintenance Services Contract

(iv) Unless expressly set forth in this Agreement, references to items or attachments apply to items and attachments to this Agreement, and;

(v) All references to any Party include its successors, representatives and assignees Authorized.

2. SERVICES

2.1 Scope of Services. The Contractor shall provide the Contracting Party with the operating and maintenance of the CGF, pursuant to Annex 1 - O&M Services (“O&M Services”).

2.2 Service Performance Standards. The Contractor shall provide the O&M Services in accordance with (i) the manuals (ii) the warranties and specifications of manufacturers and suppliers, (iii) all applicable laws and regulations, including resolutions published by the National Electric Energy Agency - ANEEL and/or the Distributor, (iv) prudent practices of operation and maintenance of equipment as (v) the insurer’s requirements, and (vi) the provisions of this Agreement.

2.3 Supplies, Spare Parts and Inventory. The Contractor shall be responsible for providing, maintaining, caring, controlling and storing the inventory of parts and equipment necessary for the provision of the O&M Services during the Term of this Agreement, and shall be responsible for the purchase of additional inventory conform necessary to properly maintain CGF.

2.4 Subcontracting. The Contractor may subcontract all or any part of the O&M Services with Subcontractors, remaining assured that it will remain responsible for the performance of such subcontractors, ensuring compliance with the obligations under this Agreement.

3. TERM

3.1 This Agreement is valid on the Subscription Date, but will only enter into force on the Start Date of the Operation, remaining valid and enforceable until the end of the Initial Term plus the Extension Term, unless terminated in advance by the Parties in accordance with Clause 10 (“Termination”).

3.2 The Initial Term of this Agreement may be extended by written agreement validly signed by both Parties, upon the conclusion of an additive term at least thirty (30) days prior to its termination or any of its possible extensions, if any (“Extension Period”).

4. REMUNERATION AND PAYMENT

4.1 Monthly Amount. For the provision of the O&M Services, the Contracting Party shall pay the Contractor, from the start Date of the Operation, the variable monthly amount as shown in the formula below (“Monthly Value”):

REM = TR x Ec - (Rental + TUSD)

Where:

TR= Agreed energy tariff of this contract, corresponding to 570 R$ / MWh

Ec = Compensated energy

TUSD = CGF Contracted Demand Invoice

Lease = Amount paid monthly by the Contracting Party for CGF lease

Operation and Maintenance Services Contract

4.2 The Contractor shall send an invoice to the Contracting Party with the Value of the Services, containing the calculation memory of the Monthly Amount, and with the Amounts retained in the month following the month in which the O&M Services are executed (each an “Invoice Date”). The last invoice will include the pro rata die charge of the O&M Services provided between the date of the last billing and the date of the final term or the termination date of this Agreement.

4.3. The Contractor shall make every effort to guarantee at least 5% (five percent) of savings in relation to the energy tariff charged by the Distributor, through the revision of the remuneration formula, considering the sum of the remunerations defined in this instrument and in the Lease agreements and Management (“Global Remuneration”).

4.3.1. If the Contractor is unable to guarantee the minimum savings set out in Clause 4.3 above and there is no consensus between the PARTIES regarding the revision of the Global Remuneration, within thirty (30) days, any PARTY may terminate this instrument, without any burden or obligations as a fine.

4.4 Any and all changes in tax and/or regulatory legislation that impact on the Remuneration of the Contractor may, if there is no consensus between the PARTIES in relation to the review of the Contractor’s remuneration, after 30 (thirty) days, result in termination, without any liability or obligations as a fine.

4.5 The Contracting Party shall pay all amounts due pursuant to this Agreement within 15 (fifteen) business days after the Invoice Date for the applicable period.

4.6 The Contracting Party will make all payments relating to this Agreement by wire transfer with funds immediately available to the bank account designated by the Contractor in specific written notice. The designated bank account may be changed from time to time by sending a new written notification for this purpose. All payments that are not made until their due date will be accrued with interest, which will be due from the due date until full payment, at a rate equal to 1% (one percent) per month pro rata die and a delay penalty equivalent to 2% (two percent) of the amount due.

4.7 All taxes, incidents or that may be levied on this Agreement, must be collected by your taxpayer or responsible person, as provided in the tax legislation, and the Party responsible for paying a certain tax is also committed to keeping the other Party free and exempt from any responsibilities, demands and actions of any nature in relation to those taxes.

4.8 Adjustments. The Monthly Amount will be adjusted in each contractual year according to the IPCA index, based on the Date of Signature. In the event of the extinction of the IPCA and there is no legal substitute, the Monthly Value will be corrected by the variation of the IGPM/FGV.

4.9 Guarantees. The Contractor shall maintain a minimum annual generation of 70% (seventy percent) d and175 MWh per month (“minimum generation”), as well as the Contracting Party shall maintain during the term of the Agreement, minimum consumption of 85% (eighty and belt percent) of 175 MWh per month (“minimum consumption”).

Operation and Maintenance Services Contract

4.9.1. At the end of 12 (twelve) months of energy compensation, the Contractor will perform the measurement:

(i) In case of generation below the established limits, the remuneration in the month following the measured cycle will be revised to guarantee the Contracting Party the complementary savings in relation to the previous year the minimum generation.

(ii) In case of consumption below the established limits, the remuneration in the month following the measured cycle will be revised to ensure for the Contractor to supplement the remuneration of the previous year from the consumption at the minimum limit set.

5. OBLIGATIONS OF THE PARTIES

5.1 Without prejudice to the other obligations set forth in this Agreement, the Contractor has the following Obligations.

(i) Services. The Contractor shall provide the Services in accordance with the provisions of this Agreement and their respective Annexes; And

(ii) Insurance. The Contractor shall contract and maintain, through insurance or self-insurance policies, through viable withholding, a liability insurance and have insurance against damage to property in relation to the CGF Site throughout the period of the contractual relationship between the Contractor and the Contracting Party.

(iii) Reports, reports. The Contractor shall produce the Monthly Report and the Annual Report.

5.2 Without prejudice to the other obligations under this Agreement, the Contracting Party’s obligations are:

(i) Payment. Make timely payments due under this Agreement.

(ii) Local. The Contracting Party shall provide access to the Site to the Contractor and its authorized agents, employees or Subcontractors for the performance of the Services in accordance with the terms of this Agreement. From the Start Date of the Operation, the Contracting Party shall not bring third parties to the Site without the prior written consent of the Contractor.

(iii) Duty of Cooperation. The Contracting Party shall cooperate with the Contractor by taking all actions reasonably requested by the Contractor to ensure that third parties with whom the Contracting Party has agreements or relationships essential to the Services are available and can work as requested,

5.3 Access to information. Subject to the confidentiality obligations set forth in Clause 12 of this Agreement, the Contracting Party must provide access to the data acquisition and monitoring system used at the Site to record and store data at regular intervals from the systems. The data and screens must be made available to the Contractor through direct access to the Data Acquisition System. The Contractor shall have the right to use such data for its own purposes, as well as for the purpose of this Agreement (for example, the development of the Annual Report).

5.4 The Intervening Party attends and signs this Agreement, declaring itself aware of its terms and conditions and jointly in relation to all of the Contractor’s obligations to the Contracting Party in this Agreement.

Operation and Maintenance Services Contract

6. DECLARATIONS AND GUARANTEES.

6.1 Each Party declares and warrants to the other on the Date of Signature, that:

(i) is properly organized, constituted in a valid manner and in a regular situation in the jurisdiction of its organization;

(ii) has the right and authority to celebrate, execute, deliver and comply with the obligations in this Agreement;

(iii) has sufficient financial resources or access to financial resources to meet the obligations present in this Agreement;

(iv) obtained all corporate or other approvals necessary for the conclusion, implementation and performance of this Agreement;

(v) this Agreement constitutes a legal, valid and binding obligation, enforceable against that Party, in accordance with its terms, except where compliance with such obligation may be limited by bankruptcy, insolvency, judicial recovery, and other similar laws that are present or in force in force creditors’ rights in general;

(vi) there is no dispute, action, process or investigation pending or, to the best of its knowledge, os any such threat to any court or other governmental authority over, against, affecting or involving any of its business or activities that would affect its ability to conduct operations contemplated herein; And

(vii) the implementation and performance of this Agreement and the operations provided for herein do not constitute a breach of any term or provision of, or a breach of(a)any relevant agreement or agreement to which that Party or any of its Affiliates is a party or is obligated to, (b) its corporate documents, or (c) any applicable law.

6.2 Each Party shall comply with all laws applicable to the O&M Services and the generation of energy by the CGF.

7. TERMINATION

7.1 This Agreement may be terminated in full by any of the Parties in the case of default by the other Party that has not been healed within the healing period, where applicable, and upon the occurrence of the following hypotheses:

(i) Decree of bankruptcy, approval of judicial Decree or extrajudicial recovery, dissolution or judicial or extrajudicial settlement of the Party, regardless of notice or notification;

(ii) In the event that any legal, governmental or regulatory authorization indispensable to the performance of the activities and obligations provided for in this Agreement will be revoked or cancelled due to action or omission of the other Party;

(iii) By the Contractor, due to the non-payment by the Contracting Party of any amount due to the Contractor not left within thirty (30) days from the due date;

(iv) For the termination of the Equipment Rental Agreement entered into between the Parties with respect to CGF, caused by any of the Parties, without prejudice to the application of the penalty proper to each Contract if termination occurs on the back of one of the Parties;

7.2A the occurrence of any default pursuant to Clause 7.1 above not maximum of thirty (30) days, from receipt by the defaulting Party of written notification sent by the defaulting Party, urging it to perform the obligation, will give rise to the right, but not the obligation, of the defaulting Party to terminate this Agreement, if a longer period is not granted due to the matter

Operation and Maintenance Services Contract

7.3 In addition to any other indemnification provided for in this Agreement, it is understood and accepted that, during the period of cure of default, as provided for in Clause 7.2, above, the defaulting Party shall be liable to indemnify the defaulting Party for the direct damages demonstrably suffered by reason of default.

7.4. In case (i) any legal, governmental or regulatory authorization indispensable to the performance of the activities and obligations provided for in this Agreement is revoked or cancelled; (ii) if the Equipment Rental Agreement entered into between the Parties with respect to CGF is terminated, in any event without fault or loin of the Parties, this Agreement may be terminated by any Party, provided that the purposes of this Agreement are unable to be achieved, without the penalty of any penalty; (iii) occurrence of fortuitous or f-budget, duly proven, preventing the execution of the Contract for more than 90 (ninety) days.

8. LIMITATION OF LIABILITY

8.1 Any and all liability of the Parties to this Agreement shall, in any event, be limited to the direct damages and penalties set forth in this Agreement and restricted to the total estimated value of the Agreement, and neither Party shall be obliged to indemnify the other for any indirect damages and/or Profits.

9. TERMINATION

9.1 This Agreement is irrevocable and irrevocable and, therefore, neither Party may terminate it, except as expressly provided for in Clause 7, under penalty of the fine provided for in Clause 9.2 Below.

9.2 Fine for Termination. In the event of termination by either party, in accordance with the provisions of Clause 7 above, the party giving cause to termination shall be obliged to pay the other party and a compensatory fine equivalent to the result of the formula below (“Termination Penalty”).

50% (TR x GE - VL) x MR

Where:

TR= Agreed energy tariff of this contract, corresponding to R$570/MWh, updated annually by the IPCA, according to clause 4.8;

EG = Estimated monthly average generation, corresponding to 175 MWh;

VL = CGF and Property rental value, updated annually by the IPCA, based on the Subscription Date;

MR = Number of months remaining for the end of the Contract Term.

9.3 This Agreement will automatically terminate if the Contracting Party terminates the Contract entered into between the Contracting Party and the Contractor with respect to the CGF lease and sublease of land, the penalties described in clause 9.2 being applicable whenever the reason for terminating the Rental Agreement is equipment and land sublease also require the application of a fine.

Operation and Maintenance Services Contract

9.4 This Agreement may be terminated in advance, without the penalties provided for, in the event of any supervening event, including variations in the Distributor’s tariff, regulatory change and change in the rates and/or creation of taxes in connection with this Agreement, which make the Contracting Party pay a higher amount for energy consumption in the context of the distributed generation of what it would pay to the Distributor, without the Contractor finding a solution within 60 (sixty) days of the notification sent to the Contractor in this regard.

10. COMMUNICATIONS

10.1 Any and all or any other communications required or permitted under this Agreement shall be permitted as received, if forwarded in writing, via e-mail, personal delivery, facsimile, special delivery service or letter with acknowledge of receipt forwarded by post, without the need for receipt by legal representatives of the Parties, provided that addressed to the relevant Party at its respective address as indicated below or otherwise subsequently informed through pursuant to this Clause 10.1.

a) If for the Contractor:

A/C: Mr Chris Sattler

Avenida Graça Aranha 81, 814,

Downtown - Rio de Janeiro, RJ 20.030-002

Tel.: +55 (21) 98624-5588

(b) if for the Contracting Party:

A/C: Mr. Alan Abreu

Rua Buenos Aires, 346

Tel.: (21) 99943-7294

E-mail: alan.abreu@casaspedro.com.br

c) If for the Intervening Party:

A/C: Ramon de Oliveira Junior

Rua Voluntários da Pátria 190, sala 925, ZIP Code: 22270-001,

Rio de Janeiro - RJ Tel.: +55 21 2530 0591

E-mail: ramon.oliveira@geraeb.com.br

11. CONFIDENTIALITY

11.1 Unless previously authorized in writing by the disclosing Party, the receiving Party by itself, its employees and enforcers, under the penalties of the law, shall maintain the Confidential Information in the most complete and absolute secrecy for the Term of this Agreement and for a period of five (5) years after termination or, if previously, the termination of this Agreement, committing not to disclose the Confidential Information to any third party, and not to use this Confidential Information for the distinct purpose of fulfilling its the quarrels of this Agreement.

Operation and Maintenance Services Contract

11.2 If the receiving Party is requested, by determination of legal or administrative authority, to disclose any Confidential Information, the receiving Party shall immediately notify the Disclosing Party of this request or obligation before disclosing it so that the disclosing Party may seek the appropriate protection measure. If the protective measure or other remedy is not obtained, or the revealing Party waives its right as provided for in this Clause, the receiving Party agrees to provide only the portion of the Confidential Information that is reasonably determined, in consultation with its attorney, as relevant to the purpose of the court or the governmental order or demand, using reasonable efforts to obtain assurance of confidential treatment for confidential information.

12. NON-EXCLUSIVITY; RELATIONSHIP

12.1 Non-Exclusivity. This Agreement does not create any kind of exclusivity and/or employment between the Contracting Party and the Contractor.

12.2 Relationship of the Parties. The Contracting Party has contracted The Contractor as an independent supplier to operate and maintain CGF in its place. The Contracting Party delegated to the Contractor the general responsibility for the maintenance and operation of CGF for the production of electricity for the purpose of compensation within a distributed generation system, as specifically provided here.

12.3 Cooperation with Funders. Both Parties will, to the extent reasonably requested by lenders or by a Party on behalf of lenders, provide written notice (i) consenting to the assignment, as a guarantee to lenders, of all sums payable under this Agreement to the Party requesting financing , subject to Brazilian laws and regulations; (ii) agreeing to notify funders of any breach of this Agreement and of the funders’ right to remedy this default within any healing period after notification; (iii) agreeing to pay all sums of money payable to the Party by requesting financing in accounts held by or on behalf of the funders; and (iv) agreeing to provide copies of notices of any breach of the Party’s obligations requiring financing under this Agreement.

13. ANTI-CORRUPTION

13.1 The Parties declare in this act that they are aware of, know and understand the terms of the anti-corruption, committing to refrain from any activity that constitutes a violation of the provisions of these Anti-Corruption Rules.

13.2 The Parties, by themselves and by their administrators, directors, employees and agents, as well as their partners who come to act on their behalf, undertake to conduct their business practices, during the Term, in an ethical manner and in accordance with legal precepts applicable. In the performance of this Agreement, neither Party, nor any of its directors, employees, agents or partners acting on its behalf, shall give, offer, pay, promise to pay, or authorize the payment, directly or indirectly, of any amounts or delivery of anything of value to any governmental authority, consultants, representatives, partners, or any third party, for the purpose of influencing any act or decision of the agent or the government, or to secure any undue advantage, or to direct business to anyone, and violate Anti-Corruption Rules.

Operation and Maintenance Services Contract

14. CONFLICT RESOLUTION

14.1 The Parties shall negotiate in good faith and attempt to resolve any dispute, controversy or claim arising out of or relating to the Agreement or to the breach, interpretation, termination or validity thereof (“Dispute “) within thirty (30) days after the date on which a Party notifies the other Party in writing of such Dispute. If the Parties are unable to reach an agreement within that thirty (30) day period (or the longest period that the Parties may agree), and if the Dispute involves more than R$100.00.00 (one hundred thousand reais), the Parties may immediately submit the matter to the proceedings of settlement, in accordance with Clause 14.2.

14.2 Applicable Law, Competent Forum and Arbitration.

(i) In the event of any dispute, controversy or demand, a Party may send notice to the other Party for the purpose of establishing friendly and good faith negotiations in order to resolve such dispute within fifteen (15) days of receipt of the notice, extendable for an equal period by mutual agreement between the Parties. After the expiry of this period and if the Parties have not reached an agreement, the matter may be submitted to arbitration in FIESP (“Arbitration”) if the amount in dispute is greater than R$ 100,000.00 (one hundred thousand reais), or (ii) be settled in the central jurisdiction of the district of the capital of the State of Rio de Janeiro with the exclusion of any other privileged one, if the amount in dispute is equal or inferior to R $ 100,000.00 (one hundred thousand reais).

(ii) The Party wishing to initiate an Arbitration shall send written notice to the other Party detailing the reasons for the dispute, controversy or demand. Arbitration will be instituted and processed in accordance with the FIESP arbitration regulations in force on the date of the establishment of the Arbitration.

(iii) The Arbitration will be conducted in the City and State of Rio de Janeiro, Brazil, providing the arbitration acts elsewhere, provided that with the prior consent of the Parties.

(iv) The language for the practice of all acts in arbitration will be the Portuguese, and documents are accepted originally written in English, provided that the respective sworn translations are presented.

(v) The Arbitration shall be decided by an arbitral tribunal consisting of 03 (three) arbitrators, and each Party shall choose an arbitrator. The arbitrators appointed by the Parties shall jointly choose the third arbitrator, who shall preside over the arbitral tribunal. If the arbitrators appointed by the Parties do not reach a consensus as to the appointment of the other arbitrator within fifteen (15) days of the name of the second arbitrator, the appointment of the President shall be made in accordance with the arbitration regulations of FIESP.

(vi) Without limiting the powers conferred on it, the arbitral tribunal shall also have to to grant precautionary measures that are necessary in the course of arbitration.

(vii) In the event that the FIESP arbitration regulation is silent on any procedural aspects, the omissions will be covered by the arbitrators under the terms of the Brazilian legislation in force.

(viii) Arbitration, as well as documents and information brought to arbitration, shall be subject to the confidentiality provided for in this Agreement, except for the arbitral award in the event of judicial enforcement thereof.

(ix) The arbitral award must comply with the requirements imposed by Brazilian law and will be considered final and definitive, obliging the Parties to comply with it. The Parties expressly waive appeal against the arbitral award or the establishment of arbitration, except those provided for and permitted by that law.

Operation and Maintenance Services Contract

(x) Notwithstanding the provisions of this Clause 14, each Party reserves the right to resort to the with the aim of:

(a) ensure the establishment of arbitration;

(b) obtain precautionary measures to protect rights prior to the institution of Arbitration, and, despite this fact, the merits of the matter must be decided in Arbitration, and any procedure in this regard will not be considered an act of waiver of Arbitration as the only means of solution of conflict chosen by the Parties;

(c) enforce any arbitration decision and arbitration award; and

(d) dispute settlements whose disputed value is equal to or less than R$100,000.00 (one hundred thousand accordance with clause 14.2(i) above.

14.2 For the purposes of item 14.2(x) above, the Parties hereby elect the District Forum of the Capital of the State of Rio de Janeiro, with express renunciation of any other, however privileged it may be.

15. ASSIGNMENT

15.1 Provided that there is no risk to the Contracting Party or any impact to the transaction subject to this Agreement, this instrument may be transferred by the Contractor, provided that the provisions of clause 15.2 below are observed.

15.2 With the exception of the above, the assignment to members of the same economic conglomerate of the Company and the rights arising out of this Agreement, the assignment or transfer of any part or all of the other rights arising out of this Agreement requires prior and express consent of the Contracting Party. Such consent shall not be improperly withheld or delayed. The Contractor may be required to waive certain rights in favor of funders or Contracting Party in connection with any financing. The Contracting Party ‘s rights in this Agreement will not be affected by any assignment provided here.

15.3 The Contracting Party may not assign this Agreement or any of its rights without the prior written consent of the Contractor. Such consent shall not be improperly withheld or Postponed.

16. GENERAL PROVISIONS

16.1 Full Agreement. This Agreement, together with its Attachments, constitutes the full agreement and understanding between the Parties with respect to the matter dealt with herein and supersedes all prior agreements relating to the matter dealt with herein. The Attachments are an integral part of this document and form part of this Agreement by reference. The Initial Considerations of this Agreement are hereby incorporated into this Agreement. In the event of a conflict between the provisions of this Agreement and those of any Annex, this Agreement will prevail, and such Attachment will be amended accordingly.

16.2 Amendments. This Agreement may only be amended, modified or supplemented through additive term duly signed by the Parties.

16.3 Resignation. The failure or waiver of either Party to enforce any of the provisions this Agreement shall not be construed as a general waiver or waiver on your part of any provision in any other case or any other provision in any instance.

Operation and Maintenance Services Contract

16.4 Indivisibility. If any term, agreement or condition of this Agreement is, to any extent, invalid or unenforceable in any respect under applicable law, the remainder of this Agreement shall not be affected thereby, and each term, agreement or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by applicable law and, where appropriate, such unenforceable provision shall be modified or replaced to give effect to the underlying intent of the Parties and the intended economic benefits of the Parts.

And, because they are thus fair and contracted, the Parties sign this Agreement in 03 (three) ways, equal to content and form and for a single effect, in the presence of the witnesses below.

Rio de Janeiro, August 19, 2020.

NOVA GERAÇÃO COMESTÍVEIS LTDA.:

/s/ Ivo Costa Souza Ferreira

Name: Ivo Costa Souza Ferreira

Position: Director

ENERGEA ITAGUAI GERAÇÃO I LTDA.:

/s/ Chris Sattler

Name: Chris Sattler

Position: Partner and Administrator

GERA ENERGIA BRASIL S.A.:

/s/ André Cavalcanti de Castro		/s/ Ramon de Oliveira Junior
Name:	André Cavalcanti de Castro	Name:	Ramon de Oliveira Junior
	Cargo: Managing Partner		Cargo: Managing Partner

Witnesses:

1.	/s/ Carlos A. B. Innecco	2.	/s/ Alan Abreu
Name: Carlos A. B. Innecco		Name: Alan Abreu
CPF: 133,094,077-64		CPF: 134.834.767-84

Operation and Maintenance Services Contract

ANNEX 1

O&M SERVICES

O&M WORK DESCRIPTION

All Services performed under this Agreement shall be performed in the form of this Annex 1.

A1.1. Services

(i) Biannual inspection and verification of panels, substantially in the form provided operation and maintenance report.

(ii) Biannual field inspection, substantially in the form provided in the Operation and Maintenance.

(iii) monitoring and reporting.

A1.2. Contractor’s Duties and General Expectations of the Contracting Party

(i) The Contractor shall follow all the procedures described in this Agreement.

(ii) The Contractor shall optimize the system in order to maximize the production of CGF as much as possible, in order to ensure at least a percentage of generation equivalent to 70% of 175MWh.

(iii) The Contractor shall perform all Services in a safe and professional manner, as well as complying with all applicable federal and state security regulations, including with the guidelines of competent authorities.

(iv) All labor used by the Contractor shall be adequately trained and Qualified.

(v) The Contractor’s contractors shall, under the supervision of a supervisor, whose responsibility is to ensure that employees perform their duties in accordance with the standards set forth in this Agreement, including, but not limited to, the proper use of mandatory protective equipment by law.

(vi) the Contractor shall retain all permits and licenses, as well as other national, state or municipal certificates necessary for the provision of the Services, including all licenses additionally required by any competent body. Any and all fees for obtaining any of the above will be of exclusive responsibility of the Contractor.

(vii) Where equipment installations and/or repairs require inspections by the competent authorities, the Contractor shall coordinate and ensure that such inspections are Carried out.

(viii) To the extent that the Contracting Party has operations on the Site, the Contractor shall perform all Services in such a way as not to interfere unnecessarily with the operations Contracting Party ‘s commercial activities or with any activity in the common areas of the Local.

Operation and Maintenance Services Contract

(ix) Vehicles used by the Contractor shall not block rolling materials, truck spaces, fire lanes or entrances or exits.

(x) The Contractor shall be responsible for determining the specific techniques for the provision of the Services, including any storage, transportation and disposal of Waste.

(xi) It is the Company’s responsibility to ensure that all waste and materials generated as a member of this Agreement are collected, transported and disposed of in accordance with applicable federal, state and municipal laws.

(xii) The Contractor may not store tools or extra parts on site without the prior consent of the Contracting Party.

(xiii) The Contractor shall provide the Contracting Party with all related documentation to the service upon request. The documentation shall include service reports, parts, parts prices, invoices, photographs, etc., which the Contracting Party deems necessary for the administration of the Contract.

(xiv) The Contractor shall keep all records of the Services provided by the minimum one year after termination of this Agreement, or for longer, if required by federal, state or municipal law or regulation.

(xv) Monthly Report. The Contractor shall provide a monthly description of the O&M Service (“Monthly Report”).”).

Annual Report. The Contractor shall provide annually a detailed description of all the works developed, including the locations, time and place, equipment subject to the maintenance and description of the O&M Service, as well as the annual Performance Values, if any (“Annual Report”).

(xvi) Yield. As long as requested by the Contracting Party, the Contractor shall provide a report identifying the production of CGF in kWh during the day, made available at intervals of 15 minutes, continuously during each day ( “Income”) of the required period, as well as the actual monthly comparison of CGF against the estimated Income for the same period, as included in the final project plans of the CGF in the Equipment Rental Agreement and losses of transformers / inverters during the periods without production displayed in intervals of 15 minutes continuously

A1.3. CGF Monitoring, Corrective Maintenance and Maintenance Services Preventive

The Services include:

(i) Monitoring Services:

(a) The Contractor shall monitor the performance of the CGF.

(b) Monitor photovoltaic system performance for each unit contracted consumer.

(c) Act as a representative of the equipment before the distributors, component manufacturers, their representatives and any local representatives.

Operation and Maintenance Services Contract

A1.4. Hours of Service and Scheduling

(i) Time

(a) The Contractor shall be available for the execution of the services 365 days a year and to provide these services before and after business hours, if required by the Contracting Party. This includes nights, weekends and holidays for maintenance requests (MC) and emergency maintenance (ME).

(b) Preventive maintenance services (MP) should be performed on a date schedule between the Contracting Party and the Contractor.

A1.5. Corrective Maintenance Services

(i) During the Term, the Contractor must keep a minimum quantity of spare materials in its inventory. Specifically, the Contractor shall maintain 2% (two percent) of the installed number of inverters for CGF in stock, and the Contractor shall maintain 0.5% (half a percent) of the installed number of modules in stock for CGF. In addition, the Contractor will have available the parts required to make the necessary repairs to the assets. For the avoidance of doubt, any repairs requested by the Contracting Party for the replacement of equipment or for other services not specifically defined as the Services will be Maintenance Costs outside the services and governed by Clause 2.3 of the Agreement.

(ii) The Contracting Party may choose to store parts for equipment repairs (due to excessive deadlines or price negotiations) with the manufacturer. If the Contracting Party can guarantee the necessary parts, the Contractor agrees that they shall work for the Contracting Party benefit to install the necessary parts.

(iii) Coordinate the repair of the electrical/component system with the electrician contracted by the owner whenever it is necessary to hire a licensed electrician.

(iv) Make repairs requested within service level expectations (NDS)

(v) When the CGF has capacity, the Contractor may reboot remotely sets of inverters.

A2.1.Preventive Maintenance Services: The execution of maintenance services necessary to produce a report.

Operation and Maintenance Services Contract

ANNEX 2

In due course, the Parties will agree on the list of Tenant Consumer Units that will be the object of use of the energy generated by CGF and will be subject to the scope of this Agreement. The units signed this solidarity with each other that establishes the percentage of the surplus energy generated that will be allocated to each consumer unit participating in the electricity compensation system.

The Parties agree to modify this annex by means of an additive to include new consumer units after properly installed and connected to the Distributor’s network.

Name	ID N.G.	Distr.	no installation	CPF/CNPJ	Consumption Monthly Average (kW)
Bar	1	LIGHT	410001263	13.594.751/0001-25	5.620
Ipanema	2	LIGHT	411307008	13.594.751/0001-25	6.316
Gávea	4	LIGHT	411657355	13.594.751/0004-78	2.270
Cup 370 Lj 230	5	LIGHT	412268994	13.594.751/0005-59	506
Cup 370 Lj F	5	LIGHT	410525762	13.594.751/0001-25	4.642
Cup 1066	6	LIGHT	413309552	13.594.751/0001-25	5.006
Steps 110	7	LIGHT	414435850	13.594.751/0001-25	2.713
Customs	8	LIGHT	412926268	13.594.751/0001-25	3.175
Tijuca 480	9	LIGHT	411674615	13.594.751/0001-25	3.537
Buenos	10	LIGHT	410365579		9.050
Tomé	11	LIGHT	410964993	13.594.751/0001-25	3.369
Botafogo	14	LIGHT	411137603	13.594.751/0001-25	6.215
Catete	16	LIGHT	410631128	13.594.751/0001-25	6.864
Grocery store	17	LIGHT	413735338	13.594.751/0001-25	4.807
Meier	18	LIGHT	410122082	13.594.751/0001-25	5.022
Machado Square	19	LIGHT	411138517	13.594.751/0001-25	6.867
Parish	20	LIGHT	411865322	13.594.751/0001-25	3.466
Madureira	22	LIGHT	412062403	13.594.751/0001-25	7.408
Campo Grande	23	LIGHT	411095244	13.594.751/0023-30	5.483
214A Tijuca	25	LIGHT	410284037	13.594.751/0001-25	5.158
Bonsucesso	26	LIGHT	410825834	13.594.751/0001-25	4.838
Bangu	27	LIGHT	430043274	13.594.751/0027-64	5.899
Caxias	28	LIGHT	411763888	13.594.751/0028-45	8.448
Leblon	29	LIGHT	411397557	13.594.751/0001-25	5.406
Senator Dantas	30	LIGHT	411316078	13.594.751/0001-25	3.863
New Iguaçu	31	LIGHT	411455680	13.594.751/0031-40	4.785
Tijuca 03	32	LIGHT	400063533	13.594.751/0032-21	7.154
Bar 02	33	LIGHT	414171640	13.594.751/0001-25	3.164
Grajaú	35	LIGHT	410283215		5.879
Botanical Garden	36	LIGHT	412925515	13.594.751/0001-25	5.369
White River	38	LIGHT	411984383	13.594.751/0038-17	4.345
Saint Kitts	39	LIGHT	411174907	13.594.751/0001-25	4.134
Governor’s Island	40	LIGHT	411589672	13.594.751/0001-25	3.258

Operation and Maintenance Services Contract